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                                                                    EXHIBIT 23.1

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     As independent public accountants, we hereby consent to the use of our report dated March 31, 2000, except for Notes 1(c), 1(m) and 17 as to which the date is October 31, 2000, related to the financial statements of Jupiter Telecommunications Co., Ltd. for each of the three years in the period ended December 31, 1999, and use of our report dated May 12, 2000, except for Notes 1(b), 7 and 12 as to which the date is October 31, 2000, related to the financial statements of TITUS Communications Corporation for each of the three years in the period ended March 31, 2000, and to all references to our Firm included in or made a part of this registration statement on Form F-1.





                                          /s/ Arthur Andersen
                                          ARTHUR ANDERSEN

Tokyo, Japan
November 2, 2000